UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2009
Electro-Optical Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 West Main Street, Suite 201,
Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (914) 591-3783
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 10, 2009, the Board of Directors (the “Board”) of Electro-Optical Sciences, Inc. (the “Company”) filled a vacancy on the Company’s Board by the election of Anne Egger as a director.
Prior to her retirement in March of 2009, Ms. Egger served as head of the U.S. Sales and Marketing division of Galderma Laboratories, a joint venture between Nestlé and L’Oréal. Ms. Egger was also an Industry Adjunct member of the American Academy of Dermatology for the past 7 years and a member of the American Society of Dermatologic Surgeons Industry Council for the last 5 years.
In March 2009, Ms. Eggers entered into a consulting agreement with the Company. The agreement was for an initial term of three months and has subsequently been extended for an additional three months. The agreement may be terminated by either party upon 30 days’ written notice. Under the terms of the agreement, Ms. Egger is entitled to receive a consulting fee of $200 per hour. The Board does not believe that Ms. Egger’s consulting agreement would interfere with the exercise of her independent judgment in carrying out the responsibilities of a director and thus deems her to be an independent director.
Ms. Egger will be provided with the standard compensation package available to all of the Company’s non-employee directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electro-Optical Sciences, Inc.
Date: June 10, 2009	By:	/s/ Richard I. Steinhart
Chief Financial Officer
(Principal Financial Officer)